Exhibit 99.3

PDL BioPharma, Inc.
Q1 2018
May 9, 2018

Following are some of the key points regarding PDL’s first quarter 2018 financial and business results.

Highlighted Financial Results from Q1/2018

•	Total revenues of $38.5 million for the three months ended March 31, 2018.

•	GAAP diluted EPS of $0.01 for the three months ended March 31, 2018.

•	GAAP net income attributable to PDL’s shareholders of $1.6 million for the three months ended March 31, 2018.

•	Non-GAAP net income attributable to PDL’s shareholders of $13.4 million for the three months ended March 31, 2018.

•
PDL had cash, cash equivalents, short-term investments and other investments of $405.1 million at March 31, 2018, compared to $532.1 million at December 31, 2017. The change in cash balance for the quarter was primarily a result of PDL retiring the remaining $126.4 million of principal of its 4.0% Convertible Senior Notes due 2018 at their stated maturity by making a payment to the noteholders of $129.0 million, which included $2.6 million of accrued interest.

•	On March 31, 2018, PDL had a net book value of approximately $5.60 per share.

Recent Developments

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From April 1, 2018 to May 8, 2018, the Company repurchased approximately 2.8 million shares of its common stock under the share repurchase program at a weighted average price of $3.03 per share for a total of $8.4 million.

•	Since the inception of the share repurchase program in March 2018, the Company has repurchased approximately 4.2 million shares of its common stock for a total of $12.6 million.

•	Approximately $12.4 million remains available under the current share repurchase program.

Noden Pharma

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Noden US is commercializing Tekturna® and Tekturna HCT® in the United States and Noden Pharma DAC, an Ireland based company, assumed commercialization responsibilities for Rasilez® and Rasilez HCT® in the rest of the world, starting in November of 2017. The products are indicated for the treatment of hypertension.

•	PDL owns 100 percent of Noden and continues to hold three of five board seats.

•	Noden and PDL are evaluating additional pharma products in the form of optimized, established medicines, to acquire for Noden.

•	Noden net revenue for the quarter ended March 31, 2018 was $18.3 million, with $10.5 million in US revenue and $7.8 million in the rest of world, compared to $12.6 for the same period in 2017.

◦	Noden product revenues increased 46 percent and accounted for approximately 61 percent of total revenues compared to approximately 28 percent in the first quarter of 2017.

◦
Rasilez and Rasilez HCT revenues were $7.8 million, which was the first full quarter of revenue recognized from the ex-U.S. commercialization by Noden, having assumed commercialization from Novartis in November 2017;

◦	Gross margins on revenue in the first quarter were 55.4 percent, 80 percent in the U.S. on Tekturna and Tekturna HCT and 24 percent ex-U.S. on Rasilez and Rasilez HCT.

◦
Noden’s overall goal is to maximize profits generated from its portfolio, and this led us to de-register the products in those few European countries where Rasilez was either not or only marginally profitable. Although this has had a negative impact on revenue, it has improved operating margins.

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In December of 2017, Noden entered into an agreement with Lee’s Pharmaceutical Holdings Ltd. granting them exclusive sales rights to Rasilez in China, Hong Kong, Macau and Taiwan, with guaranteed payments due to Noden. We had not forecasted sales in these territories during our acquisition of Rasilez, so this agreement represents an incremental opportunity.

PDL BioPharma, Inc.
Q1 2018
May 9, 2018

•
Also in December, 2017, Noden entered into an agreement with Orphan Pacific for the distribution of Rasilez in Japan. The marketing authorization has been transferred from Novartis, and Orphan Pacific started shipping products in the Japanese market at the end of February, 2018.

LENSAR

•	LENSAR Laser System revenue for the for the quarter ended March 31, 2018 was $5.0 million. PDL did not begin recognizing revenue from LENSAR until May 2017.

•	Gross margins on LENSAR revenue in the first quarter were 52.2 percent.

Updates on Income Generating Assets

Royalty Rights Assets

The following table provides additional details with respect to the fair value of the PDL royalty rights assets as of March 31, 2018 and with changes from December 31, 2017 as reflected in our Balance Sheet:

	Fair Value as of	Royalty Rights -	Fair Value as of
(in thousands)	December 31, 2017	Change in Fair Value	March 31, 2018
Depomed	$232,038	$(9,430)	$222,608
VB	14,380	137	14,517
U-M	26,769	(187)	26,582
AcelRx	72,894	2,237	75,131
Avinger	397	(295)	102
KYBELLA	2,745	6	2,751
	$349,223	$(7,532)	$341,691

The following table provides a summary of activity with respect to our royalty rights - change in fair value for the quarter ended March 31, 2018:

		Change in	Royalty Rights -
(in thousands)	Cash Royalties	Fair Value	Change in Fair Value
Depomed	$16,907	$(9,430)	$7,477
VB	280	137	417
U-M	996	(187)	809
AcelRx	52	2,237	2,289
Avinger	305	(295)	10
KYBELLA	83	6	89
	$18,623	$(7,532)	$11,091

Updates on Royalty Rights Assets

PDL received $18.6 million in net cash royalties from its royalty rights in the first quarter of 2018, compared to $13.5 million for the same period of 2017. The increase in cash royalties is mainly due to royalties from Glumetza® sold by Valeant Pharmaceuticals International, Inc., partially offset by the decrease of royalties from ARIAD Pharmaceuticals, Inc. as royalties ceased when the asset was sold in the first quarter of 2017;

Depomed, Inc. To date (through December 31, 2017), we have received cash royalty payments of $325.4 million from the $240.5 million investment.

•	Glumetza (and authorized generic version) royalty: 50% of net sales less COGS continue so long as the products are being commercialized.

•	Low to mid-single digit royalties to PDL on new product approvals expected to continue to 2023 for Invokamet XR® and 2026 for Jentadueto XR® and Synjardy XR®.

PDL BioPharma, Inc.
Q1 2018
May 9, 2018

Updates on royalty-bearing products relating to Queen et al. Patents

Tysabri® (Approved royalty-bearing product relating to Queen et al. patents)

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While the Queen et al. patents have expired and the resulting royalty revenue has dropped substantially since the first quarter of 2016, we continue to receive royalty revenue from one product under the Queen et al. patent licenses, Tysabri, as a result of sales of the product that was manufactured prior to patent expiry.

•
Royalties from PDL’s licensees to the Queen et al. patents were 80 percent or $11.4 million lower than in the first quarter of 2017 as product supply of Tysabri manufactured prior to patent expiry in the United States have been extinguished and ex-U.S. product supplies are rapidly being exhausted.

•	PDL recorded revenue of $2.8 million from Tysabri in Q1 2018.

Notes Receivable

The following table presents the fair value of assets and liabilities not subject to fair value recognition by level within the valuation hierarchy:

		March 31, 2018		December 31, 2017
(In thousands)		Carrying Value	Fair Value Level 3	Carrying Value	Fair Value Level 3
Wellstat Diagnostics note receivable		$50,191	$52,412	$50,191	$51,308
Hyperion note receivable	1,200	1,200	1,200	1,200	1,200
CareView note receivable	19,245	19,420	19,100	19,346	18,750
		$70,811	$72,712	$70,737	$71,258

Updates on Notes Receivable

CareView

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In February 2018, we entered into a modification agreement with CareView whereby we agreed, effective as of December 28, 2017, to modify the credit agreement before remedies could otherwise have become available to us under the credit agreement in relation to certain obligations of CareView that would potentially not be met, including the requirement to make principal payments. Under the modification agreement we agreed that (i) a lower liquidity covenant would be applicable and (ii) principal repayment would be delayed for a period of up to December 31, 2018. In exchange for agreeing to these modifications, among other things, the exercise price of our warrants to purchase 4.4 million shares of common stock of CareView was reduced and, subject to the occurrence of certain events, CareView agreed to grant us additional equity interests.

Wellstat Diagnostics, LLC:

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In NY court action commenced by PDL to collect from related entities who are guarantors of the loan, the judge ruled in favor of PDL. On appeal, the appellate division of the NY court reversed on procedural grounds the portion of the decision granting PDL summary judgment, remanding the case to the trial division for a plenary action. The action is currently before the NY trial court and in the pre-trial phase. The parties will have the opportunity to conduct discovery and file dispositive motions prior to trial. No trial date has been set yet.

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In September 2017, Wellstat Therapeutics, one of the Wellstat Guarantors, obtained a decision against BTG International, Inc. in a breach of contract case which set the damages at $55.8 million plus interest and fees.  Wellstat Therapeutics will only receive the award in a final court decision or settlement between the parties, and BTG has appealed the decision.

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On February 6, 2018, the NY Court issued an order from the bench which enjoins the Wellstat Diagnostics Guarantors from selling, encumbering, removing, transferring or altering the collateral, and further precludes PDL from foreclosing on certain collateral during the pendency of the case.

Forward-looking Statements
This document contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in

PDL BioPharma, Inc.
Q1 2018
May 9, 2018

these forward-looking statements. Important risks and uncertainties with respect to the Company's business are disclosed in the risk factors contained in the Company's Annual Report on Form 10-K, as updated by subsequent reports filed with the Securities and Exchange Commission. All forward-looking statements are expressly qualified in their entirety by such factors. We do not undertake any duty to update any forward-looking statement except as required by law.

PDL BioPharma, Inc.
Q1 2018
May 9, 2018

Queen et al. Royalties
Royalty Revenue by Product ($ in 000's) *
Tysabri	Q1	Q2	Q3	Q4	Total
2018	2,783	—	—	—	2,783
2017	14,156	16,284	1,443	4,531	36,414
2016	13,970	14,232	14,958	15,513	58,673
2015	14,385	13,614	13,557	14,031	55,587
2014	12,857	13,350	16,048	15,015	57,270
2013	12,965	13,616	11,622	12,100	50,304
2012	11,233	12,202	11,749	12,255	47,439
2011	9,891	10,796	11,588	11,450	43,725
2010	8,791	8,788	8,735	9,440	35,754
2009	6,656	7,050	7,642	8,564	29,912
2008	3,883	5,042	5,949	6,992	21,866
2007	839	1,611	2,084	2,836	7,370
2006	—	—	—	237	237
* As reported to PDL by its licensees. Totals may not sum due to rounding.

Queen et al. Sales Revenue
Reported Licensee Net Sales Revenue by Product ($ in 000's) *
Tysabri	Q1	Q2	Q3	Q4	Total
2018	92,769	—	—	—	92,769
2017	471,877	398,382	194,563	177,379	1,242,201
2016	465,647	474,379	498,618	517,099	1,955,743
2015	479,526	453,786	451,898	467,735	1,852,945
2014	428,561	442,492	534,946	500,511	1,906,510
2013	434,677	451,358	387,407	403,334	1,676,776
2012	374,430	401,743	391,623	408,711	1,576,508
2011	329,696	356,876	388,758	381,618	1,456,948
2010	293,047	287,925	293,664	316,657	1,191,292
2009	221,854	229,993	257,240	285,481	994,569
2008	129,430	163,076	200,783	233,070	726,359
2007	30,468	48,715	71,972	94,521	245,675
2006	—	—	—	7,890	7,890
* As reported to PDL by its licensee. Dates in above charts reflect when PDL receives royalties on sales. Sales occurred in the quarter prior to the dates in the above charts.
Totals may not sum due to rounding.